Exhibit 24

POWER OF ATTORNEY

KNOWN BY ALL THESE PRESENTS, that I, Michael Arthur, hereby constitute and appoint Charles Darantiere, Richard Bass and Thomas P. Conaghan, and each of them, my true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for me and in my name, place and stead, to sign any reports on Form 3 (Initial Statement of Beneficial Ownership of Securities), Form 4 (Statement of Changes in Beneficial Ownership of Securities), and Form 5 (Annual Statement of Beneficial Ownership of Securities), relating to transactions by me in shares of Common Stock, par value $0.001 per share, of AirSculpt Technologies, Inc., and all amendments thereto, and to file the same with the Securities and Exchange Commission and the appropriate securities exchange. I hereby grant unto said attorneys-in-fact and agents, and each of them, or their substitutes, full power and authority to do and perform each and every act and thing requisite or necessary to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or their substitutes, may lawfully do or cause to be done by virtue hereof. The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming any responsibilities on behalf of the undersigned to comply with Section 16 of the Securities Exchange Act of 1934, as amended. This Power of Attorney shall be effective until such time as I deliver a written revocation thereof to the above-named attorneys-in-fact and agents.

IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of December 19, 2025.

/s/ Michael Arthur
Name:	Michael Arthur